Issuer Free Writing Prospectus filed pursuant to Rule 433

Supplementing the Preliminary Prospectus Supplement dated November 30, 2015

Registration Statement 333-208235

December 2, 2015

Ball Corporation

$1,000,000,000 4.375% Senior Notes due 2020

€400,000,000 3.500% Senior Notes due 2020

€700,000,000 4.375% Senior Notes due 2023

Pricing Supplement, dated December 2, 2015, to the Preliminary Prospectus Supplement, dated November 30, 2015 of Ball Corporation (“Ball”).  This Pricing Supplement relates only to the securities described below and is qualified in its entirety by reference to the Preliminary Prospectus Supplement.  The information in this Pricing Supplement supplements the Preliminary Prospectus Supplement and supersedes the information in the Preliminary Prospectus Supplement only to the extent it is inconsistent with the information contained in the Preliminary Prospectus Supplement.  Capitalized terms used in this Pricing Supplement but not defined have the meanings given them in the Preliminary Prospectus Supplement.

Increase in Size of Offering

The aggregate principal amount of the notes to be issued in the offering have been increased from €1,500,000,000 to €2,043,752,359 (based on the euro/U.S. dollar rate of exchange of €1.00 = $1.0596, which is the noon buying rate in The City of New York for cable transfers of euros as certified for customs purposes (or, if not so certified, as otherwise determined) by the Federal Reserve Bank of New York on November 27, 2015).  As a result, all corresponding references in the Preliminary Prospectus Supplement relating to the aggregate principal amount of the notes offered should be increased by €543,752,359.

4.375% Senior Notes due 2020

Issuer:	Ball Corporation

Title of Securities:	4.375% Senior Notes due 2020 (the “2020 Dollar Notes”)

Principal Amount:	$1,000,000,000

Ratings:	Ba1 / BB+ / BB+

Maturity Date:	December 15, 2020

Coupon:	4.375%

Price to Public:	100.000%

Yield to Maturity:	4.375%

Spread to Benchmark Treasury:	+273 basis points

Benchmark Treasury:	1.625% UST due November 30, 2020

Interest Payment Dates:	January 1 and July 1

Day Count Convention:	360-day year consisting of twelve 30-day months.

First Interest Payment Date:	July 1, 2016

Record Dates:	December 15 and June 15

Optional Redemption:

Ball may redeem the 2020 Dollar Notes at any time in whole, or from time to time in part, in each case, at Ball’s option, at a redemption price equal to the greater of (1) 100% of the principal amount of the 2020 Dollar Notes to be redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest on such 2020 Dollar Notes discounted to the date of redemption (excluding interest accrued to the date of redemption), on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), at a rate equal to the sum of the Treasury Rate plus 50 basis points, plus accrued and unpaid interest, if any, to but excluding the redemption date.

Change of Control Repurchase Event:

If a Change of Control Repurchase Event occurs for the 2020 Dollar Notes, unless Ball has exercised its right to redeem the 2020 Dollar Notes within 60 days after the Change of Control, Ball will make an offer to each holder of the 2020 Dollar Notes to repurchase all or any part of that holder’s 2020 Dollar Notes at a repurchase price in cash equal to 101% of the aggregate principal amount of the 2020 Dollar Notes repurchased, plus accrued and unpaid interest, if any, on the 2020 Dollar Notes repurchased to but excluding the date of repurchase.

Special Mandatory Redemption:

In the event that the Rexam Acquisition is not consummated on or prior to November 15, 2016, or if prior to November 15, 2016 Ball notifies the trustee in writing that the Rexam Acquisition has lapsed or been withdrawn, Ball will redeem all outstanding 2020 Dollar Notes at a price equal to 100% of the issue price of the 2020 Dollar Notes, plus accrued and unpaid interest, if any, from the issue date to but excluding the date of such Special Mandatory Redemption and additional amounts, if any.

Trade Date:	December 2, 2015

Settlement Date:

December 14, 2015 (T+8)

Ball expects that delivery of the 2020 Dollar Notes will be made against payment therefor on or about the eighth business day following the date of confirmation of orders with respect to the 2020 Dollar Notes (this settlement cycle being referred to as “T+8”). Under Rule 15c6-1 of the U.S. Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the 2020 Dollar Notes on the date hereof or the four succeeding business days will be required, by virtue of the fact that the 2020 Dollar Notes initially will settle in T+8 to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the 2020 Dollar Notes who wish to trade the 2020 Dollar Notes before their delivery should consult their own advisor.

Net Proceeds Before Expenses:	Approximately $987,500,000 after deducting underwriting discounts and commissions.

Joint Book-Running Managers:	Goldman, Sachs & Co. Deutsche Bank Securities Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated KeyBanc Capital Markets Inc. Mizuho Securities USA Inc. Rabo Securities USA, Inc.

Co-managers:

ANZ Securities, Inc.

BNP Paribas Securities Corp.

Credit Agricole Securities (USA) Inc.

Mitsubishi UFJ Securities (USA), Inc.

PNC Capital Markets LLC

Santander Investment Securities Inc.

SMBC Nikko Securities America, Inc.

TD Securities (USA) LLC

UniCredit Capital Markets LLC

RB International Markets (USA) LLC

Barclays Capital Inc.

The Williams Capital Group, L.P.

CUSIP/ISIN Numbers:	CUSIP: 058498 AU0. ISIN: US058498AU01.

Denominations:	$2,000 and any integral multiple of $1,000 in excess thereof.

3.500% Senior Notes due 2020

Issuer:	Ball Corporation

Title of Securities:	3.500% Senior Notes due 2020 (the “2020 Euro Notes”)

Principal Amount:	€400,000,000

Ratings:	Ba1 / BB+ / BB+

Maturity Date:	December 15, 2020

Coupon:	3.500%

Price to Public:	100.000%

Yield to Maturity:	3.500%

Benchmark Security:	DBR 2.5% due January 4, 2021

Spread to Benchmark Security:	+370 basis points

Interest Payment Dates:	January 1 and July 1

Day Count Convention:	ACTUAL/ACTUAL (ICMA)

First Interest Payment Date:	July 1, 2016

Optional Redemption:

Ball may redeem the 2020 Euro Notes at any time in whole, or from time to time in part, in each case, at Ball’s option, at a redemption price equal to the greater of (1) 100% of the principal amount of the 2020 Euro Notes to be redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest on such 2020 Euro Notes discounted to the date of redemption (excluding interest accrued to the date of redemption), on a semiannual basis (assuming a 365-day year or a 366-day year, as applicable, and the actual number of days elapsed), at a rate equal to the sum of the Comparable Government Bond Rate plus 50 basis points, plus accrued and unpaid interest, if any, to but excluding the redemption date.

Change of Control Repurchase Event:

If a Change of Control Repurchase Event occurs for the 2020 Euro Notes, unless Ball has exercised its right to redeem the 2020 Euro Notes within 60 days after the Change of Control, Ball will make an offer to each holder of the 2020 Euro Notes to repurchase all or any part of that holder’s 2020 Euro Notes at a repurchase price in cash equal to 101% of the aggregate principal amount of the 2020 Euro Notes repurchased, plus accrued and unpaid interest, if any, on the 2020 Euro Notes repurchased to but excluding the date of repurchase.

Tax Redemption:

In the event of certain changes in the laws (or any regulations or rulings promulgated under the laws) of the United States (or any taxing authority thereof or therein), Ball may redeem the 2020 Euro Notes in whole, but not in part, at any time upon giving prior notice, at a redemption price of 100% of the principal amount of the 2020 Euro Notes, plus accrued and unpaid interest, if any, and additional amounts, if any, to the date of redemption.

Special Mandatory Redemption:

In the event that the Rexam Acquisition is not consummated on or prior to November 15, 2016, or if prior to November 15, 2016 Ball notifies the trustee in writing that the Rexam Acquisition has lapsed or been withdrawn, Ball will redeem all outstanding 2020 Euro Notes (the “Special Mandatory Redemption”) at a price equal to 100% of the issue price of the 2020 Euro Notes, plus accrued and unpaid interest, if any, from the issue date to but excluding the date of such Special Mandatory Redemption and additional amounts, if any.

Trade Date:	December 2, 2015

Settlement Date:

December 14, 2015 (T+8)

Ball expects that delivery of the 2020 Euro Notes will be made against payment therefor on or about the eighth business day following the date of confirmation of orders with respect to the 2020 Euro Notes (this settlement cycle being referred to as “T+8”). Under Rule 15c6-1 of the U.S. Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the 2020 Euro Notes on the date hereof or the four succeeding business days will be required, by virtue of the fact that the 2020 Euro Notes initially will settle in T+8 to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the 2020 Euro Notes who wish to trade the 2020 Euro Notes before their delivery should consult their own advisor.

Net Proceeds Before Expenses:	Approximately €395,000,000 after deducting underwriting discounts and commissions.

Joint Book-Running Managers:	Goldman, Sachs & Co. Deutsche Bank AG, London Branch Merrill Lynch International KeyBanc Capital Markets Inc. Mizuho International plc Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A.

Co-managers:	ANZ Securities, Inc. BNP Paribas Securities Corp. Credit Agricole Securities (USA) Inc. Mitsubishi UFJ Securities International plc PNC Capital Markets LLC

Banco Santander, S.A. SMBC Nikko Capital Markets Limited TD Securities (USA) LLC UniCredit Bank AG Raiffeisen Bank International AG Barclays Bank PLC The Williams Capital Group, L.P.

Common Code/ISIN Numbers:	Common Code: 133097821. ISIN: XS1330978211.

Denominations:	€100,000 and any integral multiple of €1,000 in excess thereof.

Anticipated Listing:

Application is expected to be made for the 2020 Euro Notes to be admitted to the Official List of Ireland and trading on the Global Exchange Market, which is the exchange regulated market of the Irish Stock Exchange.

4.375% Senior Notes due 2023

Issuer:	Ball Corporation

Title of Securities:	4.375% Senior Notes due 2023 (the “2023 Euro Notes”)

Principal Amount:	€700,000,000

Ratings:	Ba1 / BB+ / BB+

Maturity Date:	December 15, 2023

Coupon:	4.375%

Price to Public:	100.000%

Yield to Maturity:	4.375%

Benchmark Security:	DBR 6.25% due January 4, 2024

Spread to Benchmark Security:	+421 basis points

Interest Payment Dates:	January 1 and July 1

Day Count Convention:	ACTUAL/ACTUAL (ICMA)

First Interest Payment Date:	July 1, 2016

Optional Redemption:

Ball may redeem the 2023 Euro Notes at any time in whole, or from time to time in part, in each case, at Ball’s option, at a redemption price equal to the greater of (1) 100% of the principal amount of the 2023 Euro Notes to be redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest on such 2023 Euro Notes discounted to the date of redemption (excluding interest accrued to the date of redemption), on a semiannual basis (assuming a 365-day year or a 366-day year, as applicable, and the actual number of days elapsed), at a rate equal to the sum of the Comparable Government Bond Rate plus 50 basis points, plus accrued and unpaid interest, if any, to but excluding the redemption date.

Change of Control Repurchase Event:

If a Change of Control Repurchase Event occurs for the 2023 Euro Notes, unless Ball has exercised its right to redeem the 2023 Euro Notes within 60 days after the Change of Control, Ball will make an offer to each holder of the 2023 Euro Notes to repurchase all or any part of that holder’s 2023 Euro Notes at a repurchase price in cash equal to 101% of the aggregate principal amount of the 2023 Euro Notes repurchased, plus accrued and unpaid interest, if any, on the 2023 Euro Notes repurchased to but excluding the date of repurchase.

Tax Redemption:

In the event of certain changes in the laws (or any regulations or rulings promulgated under the laws) of the United States (or any taxing authority thereof or therein), Ball may redeem the 2023 Euro Notes in whole, but not in part, at any time upon giving prior notice, at a redemption price of 100% of the principal amount of the 2023 Euro Notes, plus accrued and unpaid interest, if any, and additional amounts, if any, to the date of redemption.

Special Mandatory Redemption:

In the event that the Rexam Acquisition is not consummated on or prior to November 15, 2016, or if prior to November 15, 2016 Ball notifies the trustee in writing that the Rexam Acquisition has lapsed or been withdrawn, Ball will redeem all outstanding 2023 Euro Notes (the “Special Mandatory Redemption”) at a price equal to 100% of the issue price of the 2023 Euro Notes, plus accrued and unpaid interest, if any, from the issue date to but excluding the date of such Special Mandatory Redemption and additional amounts, if any.

Trade Date:	December 2, 2015

Settlement Date:

December 14, 2015 (T+8)

Ball expects that delivery of the 2023 Euro Notes will be made against payment therefor on or about the eighth business day following the date of confirmation of orders with respect to the 2023 Euro Notes (this settlement cycle being referred to as “T+8”). Under Rule 15c6-1 of the U.S. Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the 2023 Euro Notes on the date hereof or the four succeeding business days will be required, by virtue of the fact that the 2023 Euro Notes initially will settle in T+8 to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the 2023 Euro Notes who wish to trade the 2023 Euro Notes before their delivery should consult their own advisor.

Net Proceeds Before Expenses:	Approximately €691,250,000 after deducting underwriting discounts and commissions.

Joint Book-Running Managers:	Goldman, Sachs & Co. Deutsche Bank AG, London Branch Merrill Lynch International KeyBanc Capital Markets Inc. Mizuho International plc Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A.

Co-managers:	ANZ Securities, Inc. BNP Paribas Securities Corp. Credit Agricole Securities (USA) Inc. Mitsubishi UFJ Securities International plc PNC Capital Markets LLC

Banco Santander, S.A. SMBC Nikko Capital Markets Limited TD Securities (USA) LLC UniCredit Bank AG Raiffeisen Bank International AG Barclays Bank PLC The Williams Capital Group, L.P.

Common Code/ISIN Numbers:	Common Code: 133097856. ISIN: XS1330978567.

Denominations:	€100,000 and any integral multiple of €1,000 in excess thereof.

Anticipated Listing:

Application is expected to be made for the 2023 Euro Notes to be admitted to the Official List of Ireland and trading on the Global Exchange Market, which is the exchange regulated market of the Irish Stock Exchange.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus dated November 27, 2015) and a preliminary prospectus supplement dated November 30, 2015 with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman, Sachs & Co. toll-free at (866) 471-2526.